Exhibit (a)(5)(iv)

MSG Networks Announces Preliminary Results

of Modified Dutch Auction Tender Offer

New York, NY – September 30, 2019 – MSG Networks Inc. (“MSG Networks” or the “Company”) (NYSE: MSGN) today announced the preliminary results of its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on September 27, 2019.

Based on the preliminary count by Equiniti Trust Company, the depositary for the tender offer (the “Depositary”), a total of 14,980,092 shares of MSG Networks’ Class A common stock, par value $0.01 per share (the “Class A Shares”), were properly tendered and not properly withdrawn at or below the purchase price of $16.70 per Class A Share, including 7,515,909 Class A Shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the Depositary, MSG Networks expects to accept for purchase, at a price of $16.70 per Class A Share, approximately 14,980,092 Class A Shares properly tendered at or below the purchase price and not properly withdrawn before the expiration date, for an aggregate cost of approximately $250,167,536, excluding fees and expenses relating to the tender offer. Included in the 14,980,092 Class A Shares MSG Networks expects to accept for purchase in the tender offer are approximately 10,032 Class A Shares that MSG Networks has elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding Class A Shares. As MSG Networks expects to accept for purchase all the Class A Shares that were properly tendered and not properly withdrawn at a price at or below $16.70, MSG Networks expects there to be no proration factor. The Class A Shares expected to be purchased represent approximately 24.3 percent of the Class A Shares issued and outstanding as of September 26, 2019. The Company will pay for the Class A Share repurchases with a combination of available cash and borrowings under its existing revolving credit facility.

The number of Class A Shares to be purchased and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary and is based on the assumption that all Class A Shares tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period. The final number of Class A Shares to be purchased and the final purchase price per share will be announced following the expiration of the guaranteed delivery period and completion by the Depositary of the confirmation process. Payment for the Class A Shares accepted for purchase under the tender offer, and return of all other Class A Shares tendered and not purchased, will occur promptly thereafter.

BofA Securities, Inc. acted as dealer manager for the tender offer and D.F. King & Co., Inc. acted as information agent for the tender offer. Stockholders who have questions or would like additional information about the tender offer may contact D.F. King toll-free at (800) 331-7543; banks and brokers may call D.F. King at (212) 269-5550 or BofA Securities, Inc. at (888) 803-9655.

About MSG Networks Inc.

MSG Networks Inc., a pioneer in sports media, owns and operates two award-winning regional sports and entertainment networks and a companion streaming service that serve the nation’s number one media market, the New York DMA, as well as other portions of New York, New Jersey, Connecticut and Pennsylvania. The networks feature a wide range of compelling sports content, including exclusive live local games and other programming of the New York Knicks, New York Rangers, New York Islanders, New Jersey Devils and Buffalo Sabres, as well as significant coverage of the New York Giants and Buffalo Bills. This content, in addition to a diverse array of other sporting events and critically acclaimed original programming, has established MSG Networks as the gold standard in regional sports.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072